EXHIBIT 99
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   _________
                                 NISOURCE  [LOGO]
   N E W S                       Delivering life s essential resources
   _________                     801 East 8th Avenue
                                 Merrillville, Indiana 46410


   FOR IMMEDIATE RELEASE

   FOR ADDITIONAL INFORMATION

   MEDIA
   -----
   Maria Hibbs         (219) 647-6201
   Sally Anderson      (219) 647-6203

   INVESTOR RELATIONS
   ------------------
   Dennis Senchak      (219) 647-6085
   Rae Kozlowski  (219) 647-6083


      NISOURCE ANNOUNCES REVISED COLUMBIA ENERGY GROUP STOCK PRORATION


        MERRILLVILLE, Ind. (November 7, 2000) -- NiSource Inc. (NYSE: NI) today revised the proration factor for the NiSource and Columbia merger, which closed on Nov. 1.

        Under the revised calculation, 38.944476 percent of those Columbia shares for which valid stock elections were made, rounded down to the nearest whole share, will be converted into NiSource stock. This number was previously incorrectly reported as 38.8301728 percent. The exchange ratio is 3.04414 NiSource shares for each Columbia share that is exchanged for NiSource stock.

        Under the merger agreement, the balance of the shares covered by the stock elections, as well as all Columbia shares for which no election was made, will be exchanged, on a per share basis, for $70 in cash and $2.60 face amount of a SAILS (Stock Appreciation Income Linked Securities), a unit consisting of a zero coupon debt security and a forward equity contract. For a description of SAILS, consult the NiSource and Columbia Energy Group joint proxy statement/


   prospectus on the Investor Relations page of the NiSource Web site, www.nisource.com.

        For further information regarding the exchange of Columbia shares, including delivery of NiSource shares, cash and SAILS, call NiSource's exchange agent, ChaseMellon Shareholder Services, at 800-685-4258.

        NiSource Inc. is a holding company with headquarters in Merrillville, Ind., whose operating companies engage in virtually all phases of the natural gas business from exploration and production to transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource companies serve a high-growth energy corridor from the Gulf of Mexico to the Midwest to New England. More information about the company is available on the Internet at www.nisource.com.


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